Schedule 13GA

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                                 UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. __ )*


                         DOCUMENT SCIENCES CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   25614R105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               February 8, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]   Rule 13d-1(b)
[ ]   Rule 13d-1(c)[x]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however-see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.





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CUSIP No. 25614R105                                              Schedule 13GA
                                      Page 2 of 4 Pages
 -------------------------------------------------------------------------------
   1.   NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Thomas A, Satterfield, Jr. and Thomas A. Satterfield, Jr. as power of attorney for A.G. Family LP, David A. Satterfield, and Jeanette P. Satterfield
(nka Jeanette S. Kaiser)
--------------------------------------------------------------------------------
   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                (a)  [ ]
                                (b)  [ ]
--------------------------------------------------------------------------------
   3.   SEC USE ONLY
--------------------------------------------------------------------------------
   4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
 -------------------------------------------------------------------------------
                                  	5.    SOLE VOTING POWER

                                                     62,500
             NUMBER OF 	               --------------------------------
             SHARES
             BENEFICIALLY               6.    SHARED VOTING POWER
             OWNED BY
             EACH 			             188,196
             REPORTING 		       --------------------------------
 	     PERSON
             WITH                       7.    SOLE DISPOSITIVE POWER

 					             250,696
                                	--------------------------------

                                        8.    SHARED DISPOSITIVE POWER

                                         	     188,196
                 			--------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             				             250,696
                                        --------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                       [ ]
-----------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             				6.21%
 -----------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*
                                                          IN
-----------------------------------------------------------------------

* See Instructions




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CUSIP No. 25614R105                                                Schedule13GA
                                 Page 3 of 4 Pages
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Item 1(a). Name of Issuer
Document Sciences Corporation

Item 1(b). Address of Issuer's Principal Executive Offices
6339 Paseo del Lago, Carlsbad, CA 92009

Item 2(a). Name of Person Filing
Thomas A. Satterfield, Jr.

Item 2(b). Address of Principal Business Office, or, if None, Residence 2609 Caldwell Mill Lane, Birmingham, Alabama 35243

Item 2(c). Citizenship
United States

Item 2(d). Title of Class of Securities
Common Stock

Item 2(e). CUSIP Number
25614R105

Item 3. Not applicable.

Item 4. Ownership

(a)    Amount Beneficially Owned:
250,696

(b)    Percent of Class:
6.14% (based on 4,083,875 shares of Common Stock reported outstanding as of December 31, 2004).

(c)    Number of shares as to which such person has:

(i)    Sole power to vote or to direct the vote:
62,500

(ii)    Shared power to vote or to direct the vote:
188,196

(iii)    Sole power to dispose or to direct the disposition of:
250,696

(iv)    Shared power to dispose or to direct the disposition of:
188,196




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CUSIP No. 25614R105                                              Schedule 13GA
                                    Page 4 of 4 Pages
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Item 5. Ownership of Five Percent or Less of a Class:
Not applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person Not applicable.

Item 8. Identification and Classification of Members of the Group
Not applicable.

Item 9. Notice of Dissolution of Group
Not applicable.

Item 10. Certification
Not applicable.



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Thomas A. Satterfield, Jr.

Date: February 10, 2005

By: /s/ Thomas A. Satterfield, Jr.

Name: Thomas A. Satterfield, Jr.


Thomas A, Satterfield, Jr. and Thomas A. Satterfield, Jr. as power of attorney for A.G. Family LP, David A. Satterfield, and Jeanette P. Satterfield
(nka Jeanette S. Kaiser)

Date: February 8, 2005

By: /s/ Thomas A. Satterfield, Jr.

Name: Thomas A. Satterfield, Jr.